August 18, 2000




                            EXCHANGE AGENT AGREEMENT



The Chase Manhattan Bank
Capital Markets Fiduciary Services
450 West 33rd Street
New York, New York 10001

Ladies and Gentlemen:

              Iroquois Gas Transmission System, L.P., a Delaware limited partnership (the "Partnership"), proposes to make an offer (the "Exchange Offer") to exchange its 8.68% Senior Notes due 2010 (the "Old Securities") for its 8.68% Senior Notes due 2010 (the "New Securities"). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated August 18, 2000 (the "Prospectus"), proposed to be distributed to all record holders of the Old Securities. The Old Securities and the New Securities are collectively referred to herein as the "Securities".

              The Partnership hereby appoints The Chase Manhattan Bank to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to The Chase Manhattan Bank.

              The Exchange Offer is expected to be commenced by the Partnership on or about August 18, 2000. The Letter of Transmittal accompanying the Prospectus (or in the case of book entry securities, the ATOP system) is to be used by the holders of the Old Securities to accept the Exchange Offer and contains instructions with respect to the delivery of certificates for Old Securities tendered in connection therewith.

              The Exchange Offer shall expire at 5:00 P.M., New York City time, on September 25, 2000 or on such later date or time to which the Partnership may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Partnership expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (promptly confirmed in writing) or written notice to you before 9:00 A.M., New York City time, on the business day following the previously scheduled Expiration Date.

              The Partnership expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Securities not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the captions "The Exchange Offer -- Expiration Date; Extensions; Amendments" and "The Exchange Offer -- Termination of the Exchange Offer." The Partnership will give oral (promptly

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confirmed in writing) or written notice of any amendment, termination or nonacceptance to you as promptly as practicable.

              In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

              1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer" or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

              2. You will establish an account with respect to the Old Securities at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of the Prospectus or, if you already have established an account with the Book-Entry Transfer Facility suitable for the Exchange Offer, you will identify such pre-existing account to be used in the Exchange Offer, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Old Securities by causing the Book-Entry Transfer Facility to transfer such Old Securities into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

              3. You are to examine each of the Letters of Transmittal and certificates for Old Securities (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility) and any other documents delivered or mailed to you by or for holders of the Old Securities to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and (ii) the Old Securities have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Old Securities are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need (i) for fulfillment of all requirements and (ii) to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

              4. With the approval of the President or any Vice President of Iroquois Pipeline Operating Company, the Agent of the Partnership (the "Agent") (such approval, if given orally, to be promptly confirmed in writing), or any other party designated by such an officer in writing, you are authorized to waive any irregularities in connection with any tender of Old Securities pursuant to the Exchange Offer.

              5. Tenders of Old Securities may be made only as set forth in the Letter of Transmittal and in the sections of the Prospectus captioned "The Exchange Offer -- Procedures for Tendering" and "The Exchange Offer - Guaranteed Delivery Procedures," and Old Securities shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

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              Notwithstanding the provisions of this paragraph 5, Old Securities which the President or any Vice President of the Agent shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be promptly confirmed in writing).

              6. You shall advise the Partnership with respect to any Old Securities received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Old Securities.

              7. You shall accept tenders:

              (a) in cases where the Old Securities are registered in two or more names only if signed by all named holders;

              (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

              (c) from persons other than the registered holder of Old Securities provided that customary transfer requirements, including any applicable transfer taxes, are fulfilled.

              You shall accept partial tenders of Old Securities where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Old Securities to the transfer agent for split-up and return any untendered Old Securities to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer. Untendered Old Securities may only be issued in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof.

              8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Partnership will notify you (such notice, if given orally, to be promptly confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Old Securities properly tendered and you, on behalf of the Partnership, will exchange such Old Securities for New Securities and cause such Old Securities to be cancelled. Delivery of New Securities will be made on behalf of the Partnership by you at the rate of $1,000 principal amount of New Securities for each $1,000 principal amount of the corresponding series of Old Securities tendered promptly after notice (such notice if given orally, to be promptly confirmed in writing) of acceptance of said Old Securities by the Partnership; provided, however, that in all cases, Old Securities tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Old Securities (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or an agent's message ( as such term is used in the Prospectus) in lieu thereof, with any required signature guarantees and any other required documents. You shall issue New Securities only in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof.

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9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Securities tendered pursuant to the Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, the Expiration Date.

              10. The Partnership shall not be required to exchange any Old Securities tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Partnership not to exchange any Old Securities tendered shall be given (and promptly confirmed in writing) by the Partnership to you.

              11. If, pursuant to the Exchange Offer, the Partnership does not accept for exchange all or part of the Old Securities tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer -- Expiration Date; Extensions; Amendments" and "The Exchange Offer -- Termination of the Exchange Offer" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Old Securities (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

              12. All certificates for reissued Old Securities, unaccepted Old Securities or for New Securities shall be forwarded by first-class mail.

              13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

              14. As Exchange Agent hereunder you:

                  (a) shall have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to in writing by you and the Partnership;

                  (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Old Securities represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

                  (c) shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;

                  (d) may reasonably rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security

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delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

                  (e) may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or represented by a proper person or persons;

                  (f) may rely on and shall be protected in acting upon written or oral instructions from any officer of the Partnership or the Agent;

                  (g) may consult with your counsel with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel;

                  (h) shall not advise any person tendering Old Securities pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Old Securities; and

                  (i) shall not be liable to the Partnership for any action taken or omitted by you, or any action suffered by you to be taken or omitted, without negligence, wilful misconduct or bad faith on your part.

              15. You shall take such action as may from time to time be requested by the Partnership or its counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery (as such terms are used in the Prospectus) or such other forms as may be approved from time to time by the Partnership, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Partnership will furnish you with copies of such documents at your request. All other requests for information relating to the Exchange Offer shall be directed to the Partnership, Attention:
Paul Bailey, Vice President and Chief Financial Officer, One Corporate Drive, Suite 600, Shelton, CT 06484-6211, telephone number (203) 925-7200.

              16. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to Paul Bailey of the Partnership and such other person or persons as the Partnership may request, daily on each business day (and more frequently during the week immediately preceding the Expiration Date and if otherwise reasonably requested) up to and including the Expiration Date, as to the number of Old Securities which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement,

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separately reporting and giving cumulative totals as to items properly received and items improperly received, provided, however, that if, on a particular business day, no additional Old Securities have been tendered, no additional items have been received by you and such totals have not changed since you last provided such information as required above, you need not provide the information referred to above in this paragraph 16 on such day. In addition, you will also inform, and cooperate in making available to, the Partnership or any such other person or persons as the Partnership may request upon oral request made from time to time prior to the Expiration Date of such other information as it or he or she reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Partnership and such person as the Partnership may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Partnership shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Securities tendered, the aggregate principal amount of Old Securities accepted and deliver said list to the Partnership.

              17. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities (or, if earlier, until such time as such documents are delivered to the Partnership upon termination of this Agreement, pursuant to Section 29). You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Partnership.

              18. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reason of amounts, if any, borrowed by the Partnership, or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.

              19. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation as set forth on Schedule I attached hereto and you shall be entitled to reimbursement of your reasonable out-of-pocket expenses (including reasonable attorneys' fees and expenses of your counsel, which fees are expected under normal circumstances to be not in excess of $4,000) incurred in connection with your services hereunder.

              20. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal and further acknowledge that you have examined each of them to the extent necessary to perform your duties hereunder. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and indemnification of you as Exchange Agent, which shall be controlled by this Agreement.

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              21. The Partnership covenants and agrees to indemnify and hold you harmless in your capacity as Exchange Agent hereunder against any loss, liability, cost or expense, including attorneys' fees and expenses, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Securities reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Securities; provided, however, that the Partnership shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your gross negligence or willful misconduct. In no case shall the Partnership be liable under this indemnity with respect to any claim against you unless the Partnership shall be notified by you, by letter or by facsimile confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or written notice of the commencement of any such action. The Partnership shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Partnership so elects, the Partnership shall assume the defense of any suit brought to enforce any such claim. In the event that the Partnership shall assume the defense of any such suit, the Partnership shall not be liable for the fees and expenses of any additional counsel thereafter retained by you so long as the Partnership shall retain counsel satisfactory to you to defend such suit, and so long as you have not determined, in your reasonable judgment, that a conflict of interest exists between you and the Partnership.

              22. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service.

              23. You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Securities, your check in the amount of all transfer taxes so payable, and the Partnership shall reimburse you for the amount of any and all transfer taxes payable in respect of the exchange of Old Securities; provided, however, that, subject to such reimbursement by the Partnership, you shall reimburse the Partnership for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

              24. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

              25. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

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              26. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

              27. This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

              28. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:


              If to the Partnership:

              Iroquois Gas Transmission System, L.P.
              One Corporate Drive, Suite 600
              Shelton, CT 06484-6211
              Facsimile: (203) 925-7225
              Attention: Paul Bailey


              Copy to:

              Shearman & Sterling
              599 Lexington Avenue
              New York, New York 10022
              Facsimile: (212) 848-7179
              Attention: Faith D. Grossnickle, Esq.


              If to the Exchange Agent:

              The Chase Manhattan Bank
              450 West 33rd Street
              New York, New York 10001

              Facsimile:  (212) 946-8177
              Attention:  Denise Moore, Assistant Treasurer

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              29. Unless terminated earlier by the parties hereto, this
Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 19, 21 and 23 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Partnership any certificates for Securities, funds or property then held by you as Exchange Agent under this Agreement.

              30. This Agreement shall be binding and effective as of the date hereof.

              31. Any notice, request, direction, consent or other communication to be given or made by the Partnership hereunder may be given by the Agent on its behalf.


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              Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.


                           IROQUOIS GAS TRANSMISSION SYSTEM, L.P.

                           By: Iroquois Pipeline Operating Company, its Agent


                           By:
                              --------------------------------------------------
                              Name:  Paul Bailey
                              Title: Vice President & Chief Financial Officer



                           By:
                              --------------------------------------------------
                              Name:  Craig R. Frew
                              Title: President


Accepted as of the date
first above written:

THE CHASE MANHATTAN BANK, as Exchange Agent




By:
   -------------------------
   Authorized Signatory


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                                   SCHEDULE I

                                      FEES